EXHIBIT 11


                                  DBA SYSTEMS, INC.
                          COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share information)
                                    (Unaudited)



                                     	Three Months Ended 		Nine Months Ended
	                                           March 31	           March 31
	                                       1997       1996      	1997	      1996

Net Income	(A)	                      $    704	      $  272	  $ 1,399     	$746

Weighted Average Shares Outstanding	    4,419 	      4,459	    4,459	    4,442
Incremental Shares - Stock Options	 	      20    	      29	       29	       44
Subtotal	(B)	                           4,439	       4,488	    4,488	    4,486
Incremental Shares - Stock Options		        0            0	        0	        0
Total		(C)	                             4,439        4,488	    4,488	    4,486



Net Earnings per Common and Common
	Equivalent Share	(A/B)	                $ .16       	$ .06     	$ .31   	$ .17


Net Earnings per common share, Assuming
	Full Dilution (Cannot be
	Antidilutive  	 (A/C)	                 $ .16	       $ .06     	$ .31   	$ .17

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